VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 8, 2006, by and between GLAXOSMITHKLINE PLC, a public limited company organized under the laws of England and Wales (“Parent”) and the undersigned stockholder (the “Stockholder”) of CNS, INC., a corporation incorporated under the laws of the State of Delaware (the “Company”).

RECITALS

A. The Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of the common stock, par value $0.01 per share, of the Company (the “Company Stock”), set forth on Schedule 1 hereto (the “Existing Shares,” and together with any shares of Company Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of options to purchase shares of Company Stock or otherwise, the “Shares”).

B. Concurrently herewith, Parent, Platform Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (i) for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and (ii) for each share of Company Stock to be converted into a right to receive a cash payment, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

Section 1.           Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

Section 2.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a)          The Existing Shares are, and any additional shares of Company Stock and any options to acquire shares of Company Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder, free and clear of all Encumbrances other than Encumbrances created by this Agreement or described on Schedule 1. As of the date hereof, the Existing Shares as set forth on Schedule 1 constitute all of the shares of Company Stock held of record, beneficially owned by, or for which voting power or disposition power is held or shared by the Stockholder. The Stockholder has, and at all times during the term hereof will have, sole voting and dispositive power over all of the Shares, and sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualification or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b)          The Stockholder has the legal capacity to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

(c)          Neither the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of his or her obligations hereunder, nor the consummation of the transactions contemplated hereby will (i) constitute a breach of or result in a default, or event that with notice or lapse of time or both would become a default (or give rise to any rights of termination, cancellation or acceleration, or unilateral rights to amend, or any right to acquire any securities or assets, or any loss of benefit), under any of the terms, conditions or provisions of any Contract to which the Stockholder is a party or by which the Stockholder or the Stockholder’s properties or assets is bound; (ii) violate any order, writ, injunction, decree, statute, rule or regulation (“Law”) applicable to the Stockholder; or (iii) result in the creation or imposition of any Encumbrance on the Stockholder’s properties or assets (except for any such Encumbrances created by this Agreement), except for any of the foregoing as would not and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

(a)          Parent has been duly organized, is validly existing and in good standing as a public limited company organized under the laws of England and Wales. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent.

(b)          This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

(c)          Neither the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will (i) constitute a breach of or result in a default, or event that with notice or lapse of time or both would become a default (or give rise to any rights of termination, cancellation or acceleration, or unilateral rights to amend, or any right to acquire any securities or assets, or any loss of benefit), under any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or its properties or assets is bound; (ii) violate any Law applicable to Parent; or (iii) result in the creation or imposition of any Encumbrance on Parent’s properties or assets, except for any of the foregoing as would not and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.           Transfer of the Shares. During the term of this Agreement, the Stockholder agrees that, except pursuant to this Agreement, the Stockholder will not transfer, assign, sell, gift-over, pledge, or otherwise dispose of or encumber (“Transfer”), or enter into any contract, arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement, or otherwise) of, any of the Shares or any options to acquire shares of Company Stock acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein.

Section 5.           Voting Arrangements.

(a)          During the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, with respect to outstanding Shares owned beneficially or of record by the Stockholder, the Stockholder shall: (i) appear at such meeting or otherwise cause such Shares to be counted as present thereat for purposes of establishing a quorum; (ii) vote or cause to be voted such Shares in favor of the Merger and the approval and adoption by the Company’s stockholders of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement, and any action required in furtherance thereof; and (iii) vote or cause to be voted, or execute consents in respect of, such Shares against (A) any Competing Transaction or (B) any proposal, action or transaction involving the Company or any of the stockholders of the Company which could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or by this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of the Company Stock (collectively, “Frustrating Transactions”) presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the Stockholder is requested or sought.

(b)          Irrevocable Proxy.

(i)           As security for the Stockholder’s obligations under Section 5(a), the Stockholder hereby irrevocably constitutes and appoints Parent as the Stockholder’s attorney and proxy in accordance with the DGCL, with full power of substitution and resubstitution, to vote the Shares owned beneficially or of record by the Stockholder as indicated in Section 5(a).

Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

(ii)          The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to induce Parent to enter into the Merger Agreement and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees to vote the outstanding Shares owned beneficially or of record by the Stockholder in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

(c)          No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Stockholder (i) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder. During the term of this Agreement, the Stockholder shall not take any action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby on a timely basis.

Section 6.           Appraisal Rights. The Stockholder hereby waives any and all appraisal, dissenter’s and similar rights that the Stockholder may have with respect to the Merger or the other transactions contemplated by the Merger Agreement pursuant to the DGCL or any other Law.

Section 7.           No Solicitation.

(a)          The Stockholder shall not, and shall not permit any representative of the Stockholder to, directly or indirectly: (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Competing Transaction or a Frustrating Transaction or otherwise encourage or assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a vote or action by written consent in lieu of a Company Stockholders’ Meeting; or (iii) become a member of a “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company, as applicable, with respect to any Competing Transaction or Frustrating Transaction.

(b)          Subject to Section 8, the Stockholder shall not, and shall not permit any representative of the Stockholder to, directly or indirectly: (i) solicit, initiate, participate in, knowingly encourage or otherwise facilitate, directly or indirectly, any inquiries relating to, or the making of, any offer or proposal for a Competing Transaction; or (ii) engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Person relating to any offer or proposal for a Competing Transaction that may reasonably be expected to lead to an offer or proposal for a Competing Transaction.

Section 8.           Stockholder Capacity. Parent acknowledges that the Stockholder does not make any agreement or understanding in the Stockholder’s capacity as a director or officer of the Company. The Stockholder executes this Agreement solely in the Stockholder’s capacity as a stockholder of the Company and nothing herein shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Company in conformity with the Merger Agreement.

Section 9.           Certain Events. The Stockholder agrees to notify Parent promptly in writing of (a) the number of any additional shares of Company Stock, options to purchase shares of Company Stock or other securities of the Company, if any, acquired by the Stockholder after the date hereof ,and (b) with respect to the subject matter contemplated by Section 7, any such inquiries, offers or proposals which are received by, any such information or data which is requested from, and any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder.

Section 10.          Miscellaneous

(a)          Nonsurvival of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.

(b)          Further Assurances. The Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

(c)          Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest of: (a) the Effective Time of the Merger; (b) the termination of the Merger Agreement (the “Termination Date”); and (c) the mutual agreement of the parties to terminate this Agreement; provided, however, that Section 11(d) shall survive any termination of this Agreement, and such termination shall not relieve any party for any willful and material breach of this Agreement prior to such termination.

(d)          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely by the party which has incurred such fees, costs and expenses.

(e)          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

(f)           Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

If to the Stockholder, to:

Daniel E. Cohen

c/o CNS, Inc.

7615 Smetana Lane

Eden Prairie, MN 55344

Facsimile Number: (952) 229-1701

with a copy to:

Lindquist & Vennum P.L.L.P.
80 South 8th Street
Minneapolis, MN 55402
Attention: Charles P. Moorse
                    Jonathan B. Levy
Facsimile Number: (612) 371-3207

if to Parent, to:

GlaxoSmithKline plc
One Franklin Plaza, FP2355
200 N. 16th Street

Philadelphia, PA 19102

Attention: Donald F. Parman
Facsimile Number: (215) 751 5349

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Victor I. Lewkow
Facsimile Number: (212) 225-3999

(g)          Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(h)          Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

(i)           Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

(j)           No Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any Person other than the parties hereto.

(k)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

(l)           Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

(m)         Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which they are entitled at law or in equity.

(n)          Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(n).

(o)          Jurisdiction and Venue. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the District Court of the State of Minnesota or any court of the United States located in the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that he, she or it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the District Court of the State of Minnesota or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Minnesota, and (iv) consents to service being made through the notice procedures set forth in Section 10(f). Each of the Company and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10(f) shall be effective service of process for any claim, action, suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(p)          Amendment. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

(q)          Representation by Counsel; Construction. Each of the parties to this Agreement was represented by his, her or its own counsel in connection with this Agreement and had the opportunity to discuss with such counsel the terms hereof. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

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IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

GLAXOSMITHKLINE PLC

By:   /s/   Catherine A. Sohn

Name: Catherine A. Sohn

Title: Authorized Signatory

STOCKHOLDER

    /s/ Daniel E. Cohen
Name: Daniel E. Cohen

Schedule 1 to Voting and Support Agreement

Name	Shares of Company Stock	Company Stock Options
Daniel E. Cohen	291,747*	55,985

  *             The Stockholder will acquire an additional 2,650 shares of Company Stock by his mother’s will or the laws of descent or distribution applicable to his deceased mother’s estate. To the extent that the Stockholder acquires such additional 2,650 shares of Company Stock, the Stockholder agrees that such shares of Company Stock will be covered by the Voting and Support Agreement.

Certain of the shares of Company Stock described on this Schedule 1 have been pledged to a financial institution to secure obligations of the Stockholder, but the Stockholder retains full power to vote and direct the voting of such shares.